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                                                                    Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Pre-effective Amendment No. 1 to the Registration Statement (Form S-3) pertaining to the registration of 3,873,203 shares of common stock of Sterling Software, Inc. and to the incorporation by reference therein of our reports dated December 1, 1994, with respect to the consolidated financial statements and financial statement schedules of Sterling Software, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1994, as amended by Form 10-K/A Amendment No. 1, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP

                                                   Ernst & Young LLP

Dallas, Texas
May 22, 1995